Exhibit 10.21

Summary of Director Compensation

Directors who are not employees of Mattersight or any of its subsidiaries (“Non-Employee Directors”) receive a fixed annual fee for their contributions to the board of directors, the amount of which is calculated for each director based on the following assumptions:

•	$1,500 per board meeting (assuming four per year) plus an additional $500 per meeting for the Chairman of Board;

•	$2,000 per Audit Committee meeting (assuming eight per year) plus an additional $500 per meeting for the Audit Committee chairman;

•	$2,000 per Compensation Committee meeting (assuming four per year) plus an additional $500 per meeting for the Compensation Committee chairman; and

•	$2,000 per Nominating and Corporate Governance Committee meeting (assuming three per year) plus an additional $500 per meeting for the Nominating and Corporate Governance Committee chairman.

The board of directors approved these modifications by unanimous written consent dated November 9, 2012, and these modifications were put into effect as of January 1, 2013.

The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the board of directors and its committees; however, Mattersight has adopted the practice of holding meetings of the board of directors and its committees by video conference, thereby minimizing the need to reimburse for these expenses.

In addition to meeting attendance fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the Mattersight Corporation 1999 Stock Incentive Plan (the “1999 Plan”), which provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Mattersight Common Stock, $.01 par value (“Common Stock”) upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). By unanimous written consent dated November 9, 2012, the board of directors approved an increase in the Annual Grant from 5,000 shares to 10,000 shares, effective as of January 1, 2013.

Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Each Initial Grant vests ratably over a period of 48 months from the end of the month following the grant date. Prior to 2012, each Annual Grant vested ratably over a period of 48 months, commencing with a vesting of 25% on May 31st of the year following the grant date and 6.25% on each quarterly vesting date thereafter. By unanimous written consent effective September 11, 2014, the vesting of the Annual Grant was modified such that it will vest 25% on May 31st of the year following the grant date, with the remaining balance vesting over the following three quarters.

In addition to the foregoing options, at its February 2009 meeting, as ratified by Unanimous Written Consent, the board of directors agreed to an additional grant of stock options under the 1999 Plan. Each Non-Employee Director received an option to purchase 50,000 shares of Common Stock. These stock options have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years, pursuant to the 1999 Plan. Vesting occurs ratably over a period of 16 quarters, with the first quarterly vesting having occurred on February 28, 2009.

By unanimous written consent effective September 11, 2014, each of the Company’s Board of Directors received 10,000 shares of restricted Common Stock, of which 25% vested on November 30, 2014 and the remaining balance will vest over the following three quarters. Commencing in 2015, in addition to the Annual Grant, each non-employee director will receive 10,000 shares of restricted Common Stock annually, the day after the Company’s annual stockholders’ meeting, which will vest in equal quarterly increments over four quarters.